UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SD

Specialized Disclosure Report

Roku, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38211	26-2087865
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1155 Coleman Ave San Jose, California		95110
(Address of Principal Executive Offices)		(Zip Code)

Stephen Kay

Senior Vice President,

General Counsel and Secretary

(408) 556-9040

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Roku, Inc. (“Roku”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2021 to December 31, 2021. A copy of Roku’s Conflict Minerals Report for the reporting period January 1, 2021 to December 31, 2021 is filed as Exhibit 1.01 hereto and is publicly available at https://www.roku.com/investor/sec-filings1.

Item 1.02 Exhibit

Roku’s Conflict Minerals Report for the reporting period January 1, 2021 to December 31, 2021 is filed as Exhibit 1.01 hereto.

Section 2 – Exhibits

Item 2.01 Exhibits

Exhibit 1.01 – Conflict Minerals Report for the reporting period January 1, 2021 to December 31, 2021.

[1]

The reference to Roku’s website is provided for convenience only, and its contents are not incorporated by reference into this Form SD and the Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Roku, Inc.

Date: May 26, 2022	By:	/s/ Stephen H. Kay
Stephen H. Kay
Senior Vice President,
General Counsel and Secretary